Filed pursuant to Rule 424(b)(7)
File No. 333-138979

SUPPLEMENT NO. 2

(To Prospectus Dated November 28, 2006)

$650,000,000 0.50% Convertible Senior Notes due 2011

$650,000,000 0.625% Convertible Senior Notes due 2013

This supplement no. 2 supplements our prospectus dated November 28, 2006 relating to the resale from time to time by certain selling securityholders of up to $650,000,000 principal amount of 0.50% Convertible Senior Notes due 2011 (the “2011 notes”) and $650,000,000 principal amount of 0.625% Convertible Senior Notes due 2013 (the “2013 notes” and, together with the 2011 notes, the “notes”) and the shares of common stock issuable upon conversion of the notes. You should read this supplement no. 2 in conjunction with the prospectus. This supplement no. 2 is qualified by reference to the prospectus, except to the extent that the information in this supplement no. 2 supersedes that information.

The information appearing under the heading “Selling Securityholders” in the prospectus is hereby amended by the addition or substitution, as applicable, of the following:

	Principal Amount of 2011 Notes Beneficially Owned and Offered Hereby	Number of Shares of Common Stock
Name		Beneficially Owned (1)	Offered Hereby (2)
Alabama Children’s Hospital Foundation	$75,000.00	967.68	967.68
Alcon Laboratories	232,000.00	2,993.36	2,993.36
American Express Funds—Convertible Bonds	100,000.00	1,290.24	1,290.24
Argent Classic Convertible Arbitrage Fund Ltd.(5)	5,535,000.00	71,414.78	71,414.78
Arlington County Employees Retirement System	333,000.00	4,296.50	4,296.50
Arpeggio Fund(4)(6)	3,050,000.00	39,352.32	39,352.32
Bear Stearns International Limited(4)	5,000,000.00	64,512.00	64,512.00
British Virgin Islands Social Security Board	77,000.00	993.48	993.48
Class C Trading Company, Ltd.(5)	3,550,000.00	45,803.52	45,803.52
CSV Fund(4)(6)	2,100,000.00	27,095.04	27,095.04
Elite Classic Convertible Arbitrage Ltd.(5)	180,000.00	2,322.43	2,322.43
FPL Group Employees Pension Plan	275,000.00	3,548.16	3,548.16
Goldman Sachs & Co.(3)(7)	14,000.00	498,260.63	180.63
Government of Singapore Investment Corp. PTE Ltd.	31,250,000.00	1,937,850.00	403,200.00
Grady Hospital	64,000.00	825.75	825.75
IMF Converts(4)(6)	5,000,000.00	64,512.00	64,512.00
Merrill Lynch, Pierce, Fenner & Smith(3)	9,683,000.00	124,933.94	124,933.94
Morgan Stanley & Co. Incorporated (3)(8)	6,000,000.00	1,261,926.40	77,414.40
Morgan Stanley International Limited(3)(8)	15,000,000.00	193,536.00	193,536.00
Occidental Petroleum	149,000.00	1,922.46	1,922.46
Pro Mutual	421,000.00	5,431.91	5,431.91
Rhapsody Fund(4)(6)	6,600,000.00	85,155.84	85,155.84
S.A.C. Arbitrage Fund, LLC(9)	6,000,000.00	143,029.40	77,414.40
Sandelman Partners Multi Strategy Master Fund Ltd.	53,000,000.00	683,827.20	683,827.20
San Francisco City and County ERS	658,000.00	8,489.78	8,489.78
Swiss Re Financial Products Corporation(4)	30,500,000.00	520,521.20	393,523.20
The City University of New York	66,000.00	851.56	851.56
UBS Securities LLC(3)(10)	500,000.00	313,743.27	6,451.20
US Bank FBO Essentia Health Systems(11)	150,000.00	1,935.36	1,935.36

(1)	Assumes for each $1,000 in principal amount of the 2011 notes a maximum of 12.9024 shares of common stock could be issued upon conversion. This conversion rate is subject to adjustment, however, as described in the prospectus under “Description of Notes —Adjustment to Conversion Rate.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future. Except as provided below, excludes the shares of common stock underlying any 2013 notes held by the selling securityholder, which are referred to in the table below.

(2)	Represents the maximum number of shares of our common stock issuable upon conversion of all of the holder’s notes, based on the initial conversion rate of 12.9024 shares of our common stock per $1,000 principal amount at maturity of the 2011 notes. This conversion rate is subject to adjustment, however, as described in the prospectus under “Description of Notes —Adjustment to Conversion Rate.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future. Excludes the shares of common stock underlying any 2013 notes held by the selling securityholder, which are referred to in the table below.

(3)	The selling securityholder is a broker-dealer.

(4)	The selling securityholder is an affiliate of a broker-dealer.

(5)	Nathanial Brown and Robert Richardson are the natural persons who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.

(6)	Eric White is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.

(7)	Goldman Sachs & Co. is a majority-owned subsidiary of Goldman Sachs Group Inc.

(8)	During the past three years, the selling securityholder and/or its affiliates have performed investment banking services for the Company.

(9)	This selling securityholder also holds $5 million of unrestricted 2013 notes. Number of shares of common stock beneficially owned includes shares of common stock issuable upon conversion of such unrestricted notes.

(10)	This selling securityholder also holds $6.572 million of unrestricted 2011 notes and $2.5 million of unrestricted 2013 notes. Number of shares of common stock beneficially owned includes shares of common stock issuable upon conversion of such unrestricted notes.

(11)	Ann Houlihan is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.

	Principal Amount of 2013 Notes Beneficially Owned and Offered Hereby	Number of Shares of Common Stock
Name		Beneficially Owned (1)	Offered Hereby (2)
Alabama Children’s Hospital Foundation	$60,000.00	787.38	787.38
Aristeia Partners LP(5)	14,460,000.00	189,758.58	189,758.58
Calyon S.A.(4)(6)	5,000,000.00	65,615.00	65,615.00
Focused SICAV—Convert Global (EUR)(7)	25,260,000.00	331,486.98	331,486.98
FPL Group Employees Pension Plan	945,000.00	12,401.24	12,401.24
Goldman Sachs & Co.(3)(8)	5,000,000.00	563,695.00	65,615.00
HFR RV Performance Master Trust	250,000.00	3,280.75	3,280.75
Kayne Anderson Capital Income Fund Ltd.(4)(9)	1,500,000.00	19,684.50	19,684.50
Kayne Anderson Capital Income Partners (QP) LP(4)(9)	3,000,000.00	39,369.00	39,369.00
Kayne Anderson Income Partners, LP(4)(9)	350,000.00	4,593.05	4,593.05
Lehman Brothers Inc.(3)	9,000,000.00	118,107.00	118,107.00
Nicholas Applegate U.S. Convertible Fund(4)(10)	1,905,000.00	24,999.32	24,999.32
Oddo et Cie.	1,000,000.00	13,123.00	13,123.00
Pershing LLC(3)(4)	150,000.00	1,968.45	1,968.45
S.A.C. Arbitrage Fund, LLC(11)	18,000,000.00	301,829.00	236,214.00
Silvercreek II Limited(12)	1,560,000.00	20,471.88	20,471.88
Silvercreek Limited Partnership(12)	2,440,000.00	32,020.12	32,020.12
Thomas Weisel Partners(3)	80,000.00	1,049.84	1,049.84
UBS (Lux) Bond SICAV Convert Global USDB(7)	590,000.00	7,742.57	7,742.57

	Principal Amount of 2013 Notes Beneficially Owned and Offered Hereby	Number of Shares of Common Stock
Name		Beneficially Owned (1)	Offered Hereby (2)
UBS (Lux) IF Global Convertible Bonds(7)	18,800,000.00	246,712.40	246,712.40
UBS Securities LLC(3)(13)	21,417,000.00	588,347.36	281,055.29
US Bank FBO Essentia Health Systems(14)	165,000.00	2,165.30	2,165.30
Wachovia Capital Markets LLC(3)(4)	5,800,000.00	76,113.40	76,113.40

(1)	Assumes for each $1,000 in principal amount of the 2013 notes a maximum of 13.1230 shares of common stock could be issued upon conversion. This conversion rate is subject to adjustment, however, as described in the prospectus under “Description of Notes —Adjustment to Conversion Rate.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future. Except as provided below, excludes the shares of common stock underlying any 2011 notes held by the selling securityholder, which are referred to in the table above.

(2)	Represents the maximum number of shares of our common stock issuable upon conversion of all of the holder’s notes, based on the initial conversion rate of 13.1230 shares of our common stock per $1,000 principal amount at maturity of the 2013 notes. This conversion rate is subject to adjustment, however, as described in the prospectus under “Description of Notes —Adjustment to Conversion Rate.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future. Excludes the shares of common stock underlying any 2011 notes held by the selling securityholder, which are referred to in the table above.

(3)	The selling securityholder is a broker-dealer.

(4)	The selling securityholder is an affiliate of a broker-dealer.

(5)	Aristeia Advisors LLC is the general partner of Aristeia Partners LP. Aristeia Advisors LLC is jointly owned by Kevin Toner, Robert H. Lynch Jr., Anthony Frascella, and William R. Techar, who have voting or investment control over these securities.

(6)	The selling securityholder is a wholly-owned subsidiary of Credit Agricole S.A.

(7)	Andreas Jacobs is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.

(8)	Goldman Sachs & Co. is a majority-owned subsidiary of Goldman Sachs Group Inc.

(9)	Richard A. Kayne is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.

(10)	This selling securityholder has delegated full investment authority to Nicholas Applegate Capital Management LLC (“Nicholas-Applegate”), as investment adviser, over these securities, including full dispositive power. The Chief Investment Officer of Nicholas-Applegate is Horacio A. Valeiras, CFA who, in such capacity, has oversight authority over all portfolio managers at Nicholas-Applegate.

(11)	This selling securityholder also holds $5 million of unrestricted 2013 notes. Number of shares of common stock beneficially owned includes shares of common stock issuable upon conversion of such unrestricted 2013 notes.

(12)	Louise Morwick is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.

(13)	This selling securityholder also holds $6.572 million of unrestricted 2011 notes and $2.5 million of unrestricted 2013 notes. Number of shares of common stock beneficially owned includes shares of common stock issuable upon conversion of such unrestricted notes.

(14)	Ann Houlihan is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.

To the extent that any of the selling securityholders identified above are broker-dealers, they may be deemed to be, under interpretations of the SEC, “underwriters” within the meaning of the Securities Act.

With respect to selling securityholders that are affiliates of broker-dealers, based on information provided by the selling securityholders, we believe that such entities acquired their notes or shares of common stock issuable upon conversion of the notes in the ordinary course of business and, at the time of the purchase of the notes or shares of common stock issuable upon conversion of the notes, such selling securityholders had no agreements, understandings or arrangements, directly or indirectly, with any person to distribute the notes or shares of common stock issuable upon conversion of the notes.

Based upon information provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years, other than as noted in footnote 8 of the table related to the 2011 notes. None of the selling securityholders listed above owned 1% or more of our outstanding common stock either before or after this offering.

Information concerning the selling securityholders may change from time to time and any changed information will be set forth in additional supplements to the prospectus if and when necessary. In addition, the conversion rate and, therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances.

See “RISK FACTORS” beginning on page 5 of the prospectus for information you should consider before buying any securities hereunder.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The date of this supplement is March 30, 2007.